Exhibit 99.1

MONARCH FINANCIAL REPORTS RECORD

FIRST QUARTER PROFITABILITY

Chesapeake, VA—Monarch Financial Holdings, Inc. (Nasdaq: MNRK), the bank holding company for Monarch Bank, reported record first quarter profitability. Net income was $1,060,271 for the first quarter of 2009, up 9.5% from the same period in 2008 when net income was $968,201. Growth in profitability was led by record quarterly mortgage production and an improving net interest margin. Profitability was up year over year despite higher provision expense during the first quarter of 2009 to further strengthen our allowance for loan losses. The quarterly annualized return on average equity (ROE) was 7.12%, and the annualized return on average assets (ROA) was 0.69%. Quarterly basic and diluted earnings per share were $0.16. This was a significant improvement over the previous quarter when the diluted loss per share was $0.28.

Total assets at March 31, 2009 grew to $634.2 million, up $37.0 million for the quarter and up $91.0 million or 16.8% from the same period in 2008. Total loans increased $46.0 million to $507.2 million, up 10.0% from the same period in 2008. Deposits increased $52.8 million to $521.7 million, up 11.3% from the same period in 2008. Since December 31, 2008 deposits have grown $25.6 million with lower cost demand deposit accounts now representing 17% of total deposits.

The Company’s capital position remains extremely strong with total regulatory capital of $77.7 million at March 31, 2009, a 55% growth rate since March 31, 2008. Regulatory capital includes $10 million in trust preferred subordinated debt, $14.7 million in preferred stock issued as part of the U.S. Treasury’s Capital Purchase Program, and the allowance for loan losses. Monarch is rated as “Well Capitalized,” the highest rating of capital strength by bank regulatory standards.

“I am pleased to report record first quarter earnings that were achieved despite the challenging economic environment. Our team at Monarch Mortgage had a record first quarter for applications and closed mortgage loans, which was a major driver of our improved performance. Core banking earnings improved as our net interest margin recovered from the previous quarter. Profitability was achieved with $700,551 expensed to our allowance for loan losses despite only $86,550 of net charge-offs during the quarter.” stated William ‘Tree’ Rountree, President and Chief Executive Officer. “Deposit growth was strong during the period with positive growth in demand deposits. Overall asset quality remained better than that of our peer banks, and we are at or near resolution on the majority of our non-performing loans. We are bullish on 2009 and expect banking fundamentals to improve throughout the year.”

During the first quarter of 2009, the Company declared $184,000 in dividends on the $14.7 million provided by the Treasury’s Capital Purchase Program last December. The Company has used the funds primarily to support growth in funding mortgage loans and, since receipt of the funds last December, we have closed and funded $350 million in residential mortgage loans.

Net interest income increased 27.7% or $1.0 million in 2009, due to higher balances in balance sheet loans and in loans held for sale generated through our mortgage operations. The Company’s net interest margin hit its lowest levels in the fourth quarter of 2008 due to the rapid drop in the federal funds rate and the related drop in the prime rate. During the first quarter of 2009 the combination of higher asset yields on new and repriced assets and lower funding costs due to the repricing of deposits and borrowings led to a significant increase in the net interest margin. The net interest margin grew to 3.17% for the first quarter of 2009, compared to 2.63% in the fourth quarter of 2008 and 3.07% in the first quarter of 2008. We anticipate improved asset yields due to higher risk-based loan pricing and further declines in funding costs as deposits reprice to the lower current market rates.

Non-interest income grew 55.3% during the quarter compared to the same period in 2008, fueled by increased production at Monarch Mortgage. Monarch Mortgage closed $288 million in mortgage loans during the first quarter of 2009, which is approximately 50% of the volume achieved during the entire previous year. For the first quarter of 2009 mortgage loan applications were $476 million. Monarch Mortgage is focused on the retail A-paper mortgage market and does not participate in the sub-prime or wholesale mortgage markets. Non-interest income represented 50.9% of total revenues in 2009, compared to 39.9% in 2008. Non-interest expense grew 48.8% due to increased volume-based mortgage commission expense, increased FDIC insurance expense, and general expansion.

Non-performing assets represented 1.61% of total assets on March 31, 2009 compared to 1.59% on December 31, 2008, and 0.17% one year prior. As of March 31, 2009 there were four loans 90 days or more past due and still accruing totaling $1,495,366. We have resolved the major past due relationship with only $48,587 remaining 90 days past due as of early April, and we have a $25,000 SBA guarantee on that one remaining loan. There were five loans on non-accrual totaling $7.9 million, with two loans added during the quarter totaling $379,908. One local developer with real estate-secured development loans represents the remaining $7.5 million, or 73% of all non-performing assets. Other real estate of $856,377 represents three single family homes generated through our mortgage operations and one small commercial building, all carried at fair value net of any selling costs. The Company continues to aggressively deal with problem assets. The allowance for loan losses now represents 1.71% of total loans, compared to 0.94% one year earlier.

Many companies have recognized major losses in their investment portfolios during the past year as the market for certain investment products became highly illiquid. As a traditional banking company Monarch only holds US government agency debt, government sponsored mortgage securities, and one high grade corporate bond in our investment portfolio. We do not hold any of the asset types or classes that have plagued the Wall Street investment banks and many others. Our portfolio currently has a higher fair value than carrying value, and this gain is a testament to our conservative investment strategy.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Monarch Mortgage and our affiliated mortgage companies have twelve offices with locations in Chesapeake, Norfolk, Virginia Beach (2), Fredericksburg, Suffolk, and Richmond, Virginia as well as Rockville (2), Waldorf, Crofton and Greenbelt, Maryland. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	April 22, 2009

Consolidated Balance Sheets

Monarch Financial Holdings, Inc. and Subsidiaries

(In thousands)

Unaudited

	March 31
	2009	2008
ASSETS:
Cash and due from banks	$9,407	$16,692
Interest bearing bank balances	3,705	614
Federal funds sold	1,724	704

Investment securities:
Securities available for sale	5,797	8,083
Securities held to maturity	500	1,492

Total investment securities	6,297	9,575

Mortgage loans held for sale	80,769	30,541

Loans	507,196	461,158
Less: allowance for loan losses	(8,660)	(4,325)

Net loans	498,536	456,833

Bank premises and equipment	8,242	10,284
Restricted equity securities	5,813	3,201
Bank owned life insurance	6,850	6,603
Goodwill	775	775
Intangible assets	952	1,131
Accrued interest receivable and other assets	11,133	6,253

Total assets	$634,203	$543,206

LIABILITIES:
Demand deposits—non-interest bearing	$75,288	$69,985
Demand deposits—interest bearing	15,427	21,961
Money market deposits	115,977	133,443
Savings deposits	30,354	5,806
Time deposits	284,669	237,739

Total deposits	521,715	468,934

FHLB borrowings	36,551	23,159
Trust preferred subordinated debt	10,000	10,000
Accrued interest payable and other liabilities	4,963	3,376

Total liabilities	573,229	505,469

SHAREHOLDERS’ EQUITY:
Preferred stock, $5 par value, 1,985,300 shares authorized, none issued	—	—
Cumulative perpetual preferred stock, series A, $1,000 par value, 14,700 issued and outstanding	14,491	—
Common stock, $5 par, 20,000,000 shares authorized, issued 5,759,263 shares outstanding at March 31, 2009 and 4,894,407 shares outstanding at March 31, 2008	28,796	24,379
Capital in excess of par value	8,115	4,837
Retained earnings	9,404	8,388
Accumulated other comprehensive income	21	40

Total Monarch Financial Holdings, Inc. shareholders’ equity	60,827	37,644
Noncontrolling interest	147	93

Total equity	60,974	37,737

Total liabilities and shareholders’ equity	$634,203	$543,206

Consolidated Statements of Income

Monarch Financial Holdings, Inc. and Subsidiaries

Unaudited

	Three Months Ended March 31
	2009	2008
INTEREST INCOME:
Interest on federal funds sold	$894	$3,500
Interest on other bank accounts	636	18,090
Dividends on restricted securities	15,525	59,397
Interest & dividends on investment securities:	64,335	119,535
Interest and fees on loans	7,485,447	7,392,560

Total interest income	7,566,837	7,593,082

INTEREST EXPENSE:
Interest on deposits	2,640,410	3,333,689
Interest on trust preferred subordinated debt	76,687	162,536
Interest on other borrowings	260,534	504,001

Total interest expense	2,977,631	4,000,226

NET INTEREST INCOME	4,589,206	3,592,856
PROVISION FOR LOAN LOSSES	700,551	395,082

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,888,655	3,197,774

NON-INTEREST INCOME:
Service charges on deposit accounts	285,469	329,054
Mortgage banking income	7,101,121	4,325,326
Investment and insurance commissions	284,005	287,358
Security gains, net	—	3,146
Other income	171,791	103,815

Total non-interest income	7,842,386	5,048,699

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,141,002	4,605,422
Occupancy and equipment	897,801	788,366
Loan Expense	612,069	467,509
Data processing	207,959	167,375
Other expenses	1,203,747	733,970

Total non-interest expense	10,062,578	6,762,642

INCOME BEFORE TAXES	1,668,463	1,483,831

Income tax provision	514,400	468,200

NET INCOME	1,154,063	1,015,631

Less: Net income attributable to noncontrolling interest	(93,792)	(47,430)

NET INCOME ATTRIBUTABLE TO MONARCH FINANCIAL HOLDINGS, INC.	$1,060,271	$968,201

NET INCOME PER COMMON SHARE:
Basic	$0.16	$0.20
Diluted	$0.16	$0.20

Financial Highlights

Monarch Financial Holdings, Inc. and Subsidiaries

(Dollars in thousands, except per share data)	Three Months Ended March 31
	2009	2008	Change
EARNINGS
Interest income	$7,567	$7,593	(0.3)%
Interest expense	2,978	4,000	(25.6)
Net interest income	4,589	3,593	27.7
Provision for loan losses	700	395	77.2
Noninterest income	7,842	5,048	55.3
Noninterest expense	10,063	6,763	48.8
Pre-tax net income (loss)	1,668	1,483	12.5
Minority interest in net income	94	47	100.0
Income taxes (benefit)	514	468	9.8
Net income (loss)	1,060	968	9.5

PER COMMON SHARE
Earnings per share—basic	$0.16	$0.20	(20.0)%
Earnings per share—diluted	0.16	0.20	(20.0)
Book value	8.01	7.72	3.8
Closing market price (adjusted)	5.10	9.99	(48.9)

FINANCIAL RATIOS
Return on average assets	0.69%	0.77%	(10.4)%
Return on average shareholders’ equity	7.12	10.49	(32.1)
Average equity to average assets	9.68	7.37	31.3
Net interest margin (FTE)	3.17	3.07	3.3
Non-interest revenue/Total revenue	50.9	39.9	27.6
Efficiency—Consolidated	80.6	76.9	4.8
Efficiency—Bank only	71.8	82.6	(13.1)

PERIOD END BALANCES
Investment securities	$6,297	$9,575	(34.2)%
Total loans	507,196	461,158	10.0
Interest-earning assets	531,585	481,855	10.3
Assets	634,203	543,206	16.8
Total deposits	521,715	468,934	11.3
Other borrowings	46,551	33,159	40.4
Shareholders’ equity	60,974	37,737	61.6

AVERAGE BALANCES
Total loans	$506,099	$434,164	16.6%
Interest-earning assets	601,121	458,706	31.0
Assets	625,642	503,915	24.2
Total deposits	497,567	403,014	23.5
Other borrowings	61,542	60,810	1.2
Shareholders’ equity	60,558	37,123	63.1

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$8,046	$3,976	102.4%
Provision for loan losses	700	395	77.2
Charge-offs	88	57	54.4
Recoveries	2	11	(81.8)
Ending balance	8,660	4,325	100.2
Net charge-off loans to average loans	0.02	0.01	100.00

ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.61%	0.17%	144.0	bp
Allowance for loan losses to total loans	1.71	0.94	77.0	bp
Allowance for loan losses to nonperforming loans	84.55	457.67	(81.5)%

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due	$1,495	$260	475.0%
Nonaccrual	7,891	316	2397.2
OREO	856	369	132.0

Nonperforming assets	10,242	945	983.8%

bp—Change is measured as difference in basis points.